PURCHASE AND SALE AGREEMENT

by and among

A. T. MASSEY COAL COMPANY, INC.,

MARTIN COUNTY COAL CORPORATION,

TENNESSEE CONSOLIDATED COAL CO.,

TENNESSEE ENERGY CORP. and

ROAD FORK DEVELOPMENT COMPANY, INC.

and

LOADOUT LLC and

PENN VIRGINIA RESOURCE PARTNERS, L.P.

Dated as of July 1, 2004

TABLE OF CONTENTS

ARTICLE I

FORMATION OF LIMITED LIABILITY COMPANIES AND TRANSFERS OF ASSETS

ARTICLE II

CLOSING; PURCHASE PRICE

Section 2.1	Closing	6
Section 2.2	Purchase Price	6

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER GROUP

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

ARTICLE V

COVENANTS

ARTICLE VI

DELIVERABLES AT CLOSING

Section 6.1	Obligations of Buyer at Closing	17
Section 6.2	Obligations of Seller Group at Closing	18

ARTICLE VII

INDEMNIFICATION

ARTICLE VIII

AMENDMENT AND WAIVER

ARTICLE IX

FUTURE TRANSACTIONS AND END-USER BUY-OUTS

Section 9.1	Future Transactions	24
Section 9.2	End-User Buy-Outs	26

ARTICLE X

POST CLOSING OBLIGATIONS

ARTICLE XI

MISCELLANEOUS

PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into, and the transactions contemplated hereby are consummated, as of July 1, 2004 (the "Closing Date"), by and among A. T. MASSEY COAL COMPANY, INC., a Virginia corporation ("Massey"), TENNESSEE CONSOLIDATED COAL CO., a Tennessee corporation and indirect wholly-owned subsidiary of Massey ("TCC"), TENNESSEE ENERGY CORP., a Tennessee corporation and indirect wholly-owned subsidiary of Massey ("TEC"), MARTIN COUNTY COAL CORPORATION doing business as COAL HANDLING FACILITY, INC., a Kentucky corporation and wholly-owned subsidiary of Massey ("CHF"), and ROAD FORK DEVELOPMENT COMPANY, INC., a Kentucky corporation and indirect wholly-owned subsidiary of Massey ("RFD") (TCC, TEC, CHF and RFD, each a "Seller," collectively, "Sellers" and, together with Massey, "Seller Group"), and PENN VIRGINIA RESOURCE PARTNERS, L.P., a Delaware limited partnership ("PVR"), and LOADOUT LLC, a Delaware limited liability company and wholly-owned subsidiary of PVR ("Buyer") and, together with PVR, "Buyer Group"). Massey, Sellers, Buyer and PVR are sometimes referred to together herein as the "Parties," and individually as a "Party."

BACKGROUND

     WHEREAS, TCC, TEC, CHF and RFD own and operate certain coal handling facilities located at the Eastman Chemical plant (the "Eastman Plant") in Kingsport, Tennessee (the "Eastman Facility"), the Westvaco paper plant (the "Westvaco Plant") in Covington, Virginia (the "Westvaco Facility") and the Carmeuse lime plants (together, the "Carmeuse Plant"), in Maysville and Butler, Kentucky, respectively (together, the "Carmeuse Facility" and, collectively with the Eastman Facility and the Westvaco Facility, the "Current Facilities"); and

     WHEREAS, the applicable Sellers and Buyer desire to jointly own and operate the Current Facilities, and Massey, itself or through one or more subsidiaries, and PVR, itself or through one or more subsidiaries, desire to jointly build, purchase, own and operate End-User Handling Facilities (as defined in Section 9.1) in addition to the Current Facilities (collectively the "Joint Transaction"); and

     WHEREAS, the Parties desire to effectuate the Joint Transaction by (a) Seller Group and its Affiliates (as defined in Section 1.6(a)) conveying, prior to or concurrently herewith, all assets owned by Seller Group and its Affiliates (except for Excluded Assets (as defined in Section 1.6(c)) and located at or used in connection with Seller Group's operation of the Current Facilities to four newly organized limited liability companies, two of which are wholly-owned by a fifth newly organized limited liability company (defined in Section 1.1 as "Holding LLC"), all of the membership interests of which are wholly-owned by RFD and CHF, the third of which is wholly-owned by TCC (defined in Section 1.1 as "Eastman Services Acquisition LLC") and the fourth of which is wholly-owned by TEC (defined in Section 1.1 as "Eastman Facility Acquisition LLC," and together with Eastman Services Acquisition LLC, the "Eastman Acquisition LLCs"), and (b) Buyer purchasing from RFD and CHF, TCC and TEC 50% of the membership interests in Holding LLC and the Eastman Acquisition LLCs, respectively; and

     WHEREAS, Buyer desires to purchase such membership interests in consideration for the price and in accordance with the other covenants and agreements set forth herein;

     NOW THEREFORE, in consideration of the premises and the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
FORMATION OF LIMITED LIABILITY COMPANIES AND TRANSFERS OF ASSETS

Section 1.1  Formation of Limited Liability Companies

         Massey has, or has caused to be, duly and validly organized, (a) Coal Handling Solutions LLC, a Delaware limited liability company wholly-owned, by RFD and CHF ("Holding LLC"), (b) Kingsport Services LLC, a Delaware limited liability company wholly-owned by TCC ("Eastman Services Acquisition LLC"), (c) Kingsport Handling LLC, a Delaware limited liability company wholly-owned by TEC ("Eastman Facility Acquisition LLC" and together with Eastman Services Acquisition LLC, the "Eastman Acquisition LLCs"), (d) Covington Handling LLC, a Delaware limited liability company wholly-owned by Holding LLC ("Westvaco Acquisition LLC "), and (e) Maysville Handling LLC, a Delaware limited liability company wholly-owned by Holding LLC ("Carmeuse Acquisition LLC") (the Eastman Acquisition LLCs, Westvaco Acquisition LLC and Carmeuse Acquisition LLC shall sometimes be referred to collectively herein as the "Acquisition LLCs"), by the filing of certificates of formation (each, a "Certificate of Formation") with the Delaware Secretary of State and adopting limited liability company agreements in substantially the respective forms of Exhibits A-1, A-2, A-3, A-4 and A-5 attached hereto (each, an "LLC Agreement") for each of Holding LLC, the Eastman Acquisition LLCs, Westvaco Acquisition LLC and Carmeuse Acquisition LLC, which Certificates of Formation and LLC Agreements shall be in a form reasonably acceptable to Buyer and shall be delivered to Buyer at the Closing (as defined in Section 2.1) pursuant to Section 6.2(d).

Section 1.2  Contribution of Eastman Assets to Eastman Acquisition LLCs

(a)  TEC and Massey have contributed (or have caused their Affiliates to contribute) all of their right, title and interest in, to and under the following assets (collectively, the "TEC Assets") to Eastman Facility Acquisition LLC, pursuant to a contribution and conveyance agreement in the form attached as Exhibit B-1 (the "TEC Contribution and Conveyance Agreement"):

(i)   except for those assets listed on Schedule 1.2(a) (the "TEC Excluded Assets"), all buildings, fixtures, personal property, equipment and other assets owned by TEC or any Affiliate thereof and comprising or used primarily in connection with the TEC System (as defined in the Construction and Ownership Agreement dated as of March 1, 2001 between Eastman Chemical Company ("Eastman") and TEC (the "TEC/Eastman Agreement")), including those Assets described on Exhibit A of the TEC Contribution and Conveyance Agreement;

(ii)   the TEC/Eastman Agreement and all other Contracts (as defined in Section 3.7) (other than those listed as TEC Excluded Assets, if any) to which TEC is a party involving the Eastman Facility; and

(iii)   all data, analyses, charts, surveys, maps, plans, drawings, books, records, title and other reports, tax tickets, tax appraisals, documents, papers and instruments of all kinds owned or controlled by TEC or its Affiliates to the extent relating to the Eastman Facility.

(b)  TCC and Massey have contributed (or have caused their Affiliates to contribute) all of their right, title and interest in, to and under the following assets (collectively, the "TCC Assets" and, together with the TEC Assets, the "Eastman Assets") to Eastman Services Acquisition LLC pursuant to a contribution and conveyance agreement in the form attached as Exhibit B-2 (the "TCC Contribution and Conveyance Agreement"):

(i)   except for those assets listed on Schedule 1.2(b) (the "TCC Excluded Assets"), all buildings, fixtures, personal property, equipment and other assets owned by TCC or any Affiliate thereof (other than the TEC Assets) and comprising or used primarily in connection with the Eastman Facility, including those Assets described on Exhibit A of the TCC Contribution and Conveyance Agreement;

(ii)   the Continuing Services Agreement dated as of March 1, 2001, as amended by Amendment #1 dated June 1, 2004, between Eastman and TCC ( the "TCC/Eastman Agreement") and all other Contracts to which TCC is a party involving the Eastman Facility; and

(iii)   all data, analyses, charts, surveys, maps, plans, drawings, books, records, title and other reports, tax tickets, tax appraisals, documents, papers and instruments of all kinds owned or controlled by TCC or its Affiliates (other than TEC) to the extent relating to the Eastman Facility.

Section 1.3  Contribution of Westvaco Assets to Westvaco Acquisition LLC

          CHF and Massey have contributed (or have caused their Affiliates to contribute) all of their right, title and interest in, to and under the following assets (collectively, the "Westvaco Assets") to Westvaco Acquisition LLC pursuant to a contribution and conveyance agreement in the form attached as Exhibit B-3 (the "Westvaco Contribution and Conveyance Agreement"):

(a)  except for those assets listed on Schedule 1.3 (the "Westvaco Excluded Assets") all buildings, fixtures, personal property, equipment and other assets owned by CHF and comprising or used primarily in connection with the Westvaco Facility, including those Assets described on Exhibit A of the Westvaco Contribution and Conveyance Agreement;

(b)  the Agreement dated as of April 1, 1991 between Westvaco Corporation ("Westvaco") and Coal Handling Facility, Inc. (the "Westvaco Agreement"), and all other Contracts to which CHF is a party involving the Westvaco Facility; and

(c)  all data, analyses, charts, surveys, maps, plans, drawings, books, records, title and other reports, tax tickets, tax appraisals, documents, papers and instruments of all kinds owned or controlled by CHF or its Affiliates to the extent relating to the Westvaco Facility.

Section 1.4  Contribution of Carmeuse Assets to Carmeuse Acquisition LLC

     RFD and Massey have contributed (or have caused their Affiliates to contribute) all of their right, title and interest in, to and under the following assets (collectively, the "Carmeuse Assets," and collectively with the Eastman Assets and the Westvaco Assets, the "Assets") to Carmeuse Acquisition LLC pursuant to a contribution and conveyance agreement in the form attached as Exhibit B-4 (the "Carmeuse Contribution and Conveyance Agreement" and collectively with the Eastman and Westvaco Contribution and Conveyance Agreements, the "Conveyance Agreements"):

(a)  except for those assets listed on Schedule 1.4 (the "Carmeuse Excluded Assets"), all buildings, fixtures, personal property, equipment and other assets owned by RFD or any Affiliate thereof and comprising or used primarily in connection with the Carmeuse Facility, including those Assets described on Exhibit A of the Carmeuse Contribution and Conveyance Agreement;

(b)  the (i) Coal Handling Agreement dated October 15, 2003 by and between Carmeuse Lime & Stone, Inc. and Carmeuse North America B.V. (together, "Carmeuse") and RFD and (ii) Black River Coal Handling Agreement dated February 1, 2004, by and between Carmeuse and RFD, in each case (together, the "Carmeuse Agreements" and, collectively, with the Eastman Agreement and the Westvaco Agreement, the "Facility Agreements") to the extent such right, title and interest pertains to the ownership, operation, maintenance and upgrading of the Carmeuse Facility and (iii) all other Contracts involving the Carmeuse Facility (except to the extent any Contracts, including the Carmeuse Agreements, involve coal sales from Massey or any of its Affiliates to Carmeuse or any of its Affiliates, it being acknowledged and agreed that the Acquisition LLCs shall not be engaged in the coal sales business and shall have no obligation to sell coal to Carmeuse or its Affiliates); and

(c)  all data, analyses, charts, surveys, maps, plans, drawings, books, records, title and other reports, tax tickets, tax appraisals, documents, papers and instruments of all kinds owned or controlled by RFD or its Affiliates to the extent relating to the Carmeuse Facility.

Section 1.5  Liabilities and Assets Retained

(a)  Seller Group and its Affiliates have not and shall not contribute or otherwise transfer to Holding LLC, the Acquisition LLCs or Buyer, whether voluntarily, by operation of law or otherwise, any Liabilities (as defined below) other than those Liabilities arising out of the ownership, use and operation of the Assets or the Current Facilities, or arising under the Conveyance Agreements, the Certificates of Formation, the LLC Amendments or this Agreement, after the Closing (the "Assumed Liabilities"), except to the extent any such post-Closing Liabilities are (i) Liabilities arising under the Coal Industry Retiree Health Benefits Act of 1992, as may be amended from time to time (the "Coal Act") or any similar Law hereafter enacted providing retiree health benefits for coal miners and their families ("Coal Act Liabilities"), (ii) Liabilities for retiree health benefits imposed by any contract, common law, judicial determination or otherwise to the extent not attributable, under applicable Law, to employment at the Current Facilities or at an End-user Handling Facility (as defined in Article IX) that is jointly developed by Massey or its Affiliates, on the one hand, and PVR or its Affiliates, on the other hand, as contemplated by Section 9.1, (iii) if reinstated, Liabilities for retiree health benefits which have been superseded by the Coal Act, (iv) black lung or other liabilities arising under the Federal Mine Safety and Health Act of 1977, currently existing or which may be imposed by any successor statute or amendment thereto, to the extent not attributable to employment at or with respect to the Current Facilities or an End-User Handling Facility that is jointly developed by Massey or its Affiliates, on the one hand, and PVR or its Affiliates, on the other hand, as contemplated by Section 9.1, and (v) Liabilities for workers compensation benefits imposed under any agreement, plan, statutory or common law for employees imposed on account of circumstances which did not occur with respect to work at or in connection with the Current Facilities or an End-User Handling Facility that is jointly developed by Massey or its Affiliates, on the one hand, and PVR or its Affiliates on the other hand, as contemplated by Section 9.1 (those Liabilities set forth in (i)-(v) above, the "Health Benefit Obligations"). The Seller Group and its Affiliates (other than Holding LLC or the Acquisition LLCs) shall be responsible, severally (but not jointly and severally unless otherwise so liable under applicable law), for all of their respective Liabilities, including Health Benefit Obligations, other than the Assumed Liabilities.

(b)  The applicable Seller Group Party or its respective Affiliates shall retain and not convey to Holding LLC or the Acquisition LLCs any of the Excluded Assets. The Coal Supply Agreements shall not be contributed or assigned to Holding LLC or the Acquisition LLCs and shall be deemed to be Excluded Assets.

Section 1.6  Definitions.

     For purposes of this Agreement, the following terms shall have the following meanings:

(a)  "Affiliate" shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, Seller Group and any of their Affiliates on the one hand and Buyer Group and any of its Affiliates on the other hand are not Affiliates of one another for the purposes of this Agreement or any other purpose.

(b)  "Liabilities" shall mean all debts, liabilities, obligations or other responsibilities of any kind whatsoever (whether known or unknown, accrued or unaccrued, asserted or unasserted, absolute or contingent, liquidated or unliquidated or otherwise) and those arising under any contract, commitment or undertaking or arising under strict liability or by law.

(c)  "Excluded Assets" shall mean the Eastman Excluded Assets, the Westvaco Excluded Assets and the Carmeuse Excluded Assets.

(d)  "Coal Supply Agreements" shall mean the coal supply agreements listed on Schedule 1.6(d).

(e)  "Person" shall mean any individual, firm, partnership, corporation, limited liability company, association, joint-stock company, unincorporated organization, joint venture, trust, court, governmental agency or any political subdivision thereof, or any other entity.

     Other terms defined in this Agreement shall have the meanings ascribed thereto.

ARTICLE II

CLOSING; PURCHASE PRICE

Section 2.1  Closing

     The closing (the "Closing") of the transactions contemplated by this Agreement shall take place on the date hereof at 10:00 A.M., local time, at the offices of Jackson Kelly PLLC, 1600 Laidley Tower, Charleston, West Virginia 25302.

Section 2.2  Purchase Price

          Subject to the provisions of this Agreement, and in reliance on Seller Group's and Buyer Group's representations, warranties and agreements contained herein, at the Closing, (a) CHF and RFD will convey, assign and transfer to Buyer an aggregate of 50% of the membership interests of Holding LLC (the "Holding Membership Interests"), (b) TCC and TEC will convey, assign and transfer to Buyer 50% of the membership interests of each of the Eastman Acquisition LLCs (the "Eastman Membership Interests," and together with the Holding Membership Interests, the "Membership Interests") and (c) in consideration thereof Buyer will (i) pay to Massey cash in the amount of $26,400,000 at Closing and (ii) assume all obligations of Carmeuse Acquisition LLC for principal payments due by Carmeuse Acquisition LLC under the Promissory Note (the "Carmeuse Note") dated June 22, 2004 from Carmeuse Acquisition LLC to RFD in the principal amount of $2,500,000 (collectively the "Purchase Price"). Seller will notify Buyer by not later than two Days prior to Closing of the amount then outstanding under the Carmeuse Note, and Buyer will pay such amount at Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER GROUP

     Massey (jointly and severally with the applicable Seller) and the applicable Seller hereby represents and warrants to Buyer as follows; provided, however, that each Seller's representations and warranties are limited to itself and to the applicable Current Facilities that it has historically operated (i.e., TCC's and TEC's representations and warranties are limited to TCC and TEC, respectively, and the Eastman Facility; CHF's representations and warranties are limited to itself and the Westvaco Facility; and RFD's representations and warranties are limited to itself and the Carmeuse Facility). Such Seller shall have no liability for breaches of representations and warranties by another Seller.

Section 3.1  General

     As used herein, "Material Adverse Effect" means a material adverse effect on the ownership, operation, use or value of the Eastman Facility, taken as a whole, or the Westvaco Facility, taken as a whole, or the Carmeuse Facility, taken as a whole, the ability of any of the Seller Group or Buyer Group, as applicable, to consummate the transactions contemplated herein, (iii) the ability of any of the Seller Group to consummate the transactions contemplated in the Seller Agreements (as defined in Section 3.3), (iv) the ability of any of the Buyer Group to consummate the transactions contemplated in the Buyer Agreements (as defined in Section 4.2), or (v) any actions to be taken by the Seller Group or Buyer Group, as applicable, in connection with this Agreement, the Seller Agreements, or the Buyer Agreements.

Section 3.2  Organization and Good Standing

(a)  Massey is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia with the corporate power and authority to own its property, to conduct its business as currently conducted and to consummate the transactions contemplated by or in connection with this Agreement. Massey is qualified or registered as a foreign entity in each jurisdiction where it is required to be so qualified or registered to conduct its business except where failure to so qualify or register would not, individually or in the aggregate, have a Material Adverse Effect.

(b)  Each of TCC, TEC, CHF and RFD is a corporation duly organized, validly existing and in good standing under the laws of the States of Tennessee, Tennessee, Kentucky, and Kentucky, respectively, with the power and authority to own its property related to the Current Facilities, to conduct its business related to the Current Facilities as conducted immediately prior to Closing and to consummate the transactions contemplated by or in connection with this Agreement.

(c)  Each of Holding LLC, the Eastman Acquisition LLCs, Westvaco Acquisition LLC and Carmeuse Acquisition LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the States of Delaware, with the corporate power and authority to own and operate the Assets conveyed to it by Seller Group, and each of Holding LLC, the Eastman Acquisition LLCs, Westvaco Acquisition LLC and Carmeuse Acquisition LLC is duly qualified or registered as a foreign entity in each jurisdiction where it is required to be so qualified or registered with respect to the ownership of the membership interests of Carmeuse Acquisition LLC and Westvaco Acquisition LLC in the case of Holding LLC, and the Eastman Acquisition LLCs in the case of TCC and TEC, and the ownership of the Assets, in the case of the Acquisition LLCs, except where failure to so qualify or register would not, individually or in the aggregate, have a Material Adverse Effect.

(d)  All of the equity interests of each of Holding LLC, TCC, TEC, CHF and RFD are owned, directly or indirectly, by Massey. All of the equity interests of Carmeuse Acquisition LLC and Westvaco Acquisition LLC are owned by Holding LLC. All of the equity interests of Eastman Services Acquisition LLC are owned by TCC. All of the equity interests of Eastman Facilities Acquisition LLC are owned by TEC.

Section 3.3  Authorization

     All corporate action of each member of Seller Group or their Affiliates (Seller Group and such Affiliates shall be referred to collectively herein as the "Seller Parties") necessary to authorize the execution, delivery and performance of this Agreement, the Membership Interests Assignments (as defined in Section 6.2(a)), the Conveyance Agreements, the Operating Agreements (as defined in Section 6.2(e)), the Massey Guaranty (as defined in Section 6.2(g)), the Services Agreement (as defined in Section 6.2(f)), the LLC Amendments (as defined in Section 6.1(e)) and all other agreements, documents and instruments executed and delivered by the Seller Parties pursuant to this Agreement (the "Seller Agreements") and the consummation of the transactions contemplated hereby and thereby has been taken, and this Agreement and each of the Seller Agreements constitutes a valid and binding obligation of each member of the Seller Parties, enforceable against the applicable member of the Seller Party, in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 3.4  Non-Contravention

     The execution and delivery of this Agreement and the Seller Agreements by any of the Seller Parties and the consummation by any of the Seller Parties of the transactions contemplated herein and therein do not and will not violate or conflict with the terms of the Articles of Incorporation, By-laws, limited liability company agreements or other organizational documents of any of the Seller Parties, subject to the requirement to obtain the Consents, violate or conflict with or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, lease or other material agreement or instrument to which any of the Seller Parties is a party or by which any of them or any of their respective properties may be bound, violate any Law (as defined in Section 3.9) or any order, judgment, decree or injunction of any Governmental Authority (as defined in Section 3.11) directed to any of the Seller Parties or any of their properties in a proceeding to which any of them or the Assets is or was a party, subject to the requirement to obtain the Consents, violate or conflict with, or result in the suspension, revocation, cancellation or loss of the Permits (as defined in Section 3.10), result in the creation or imposition, at or after the Closing of any Encumbrance (as defined in Section 3.6) upon all or any part of the Assets other than a Permitted Encumbrance (as defined in Section 3.6(h)), or give rise to any right of rescission or similar remedy under any corporation, limited liability company or securities Law with respect to any of the transactions contemplated in this Agreement, except any matters described in clause (c), (d), (e) or (f) that could not reasonably be expected to have a Material Adverse Effect.

Section 3.5  Approvals and Consents

     Except for the consents described on Schedule 3.5 (the "Consents"), no permit, consent, approval, waiver, license or other authorization of or declaration to or filing with any Persons, is required to be obtained in connection with (a) the execution or performance of this Agreement or the Seller Agreements by the Seller Parties or (b) the consummation by the Seller Parties of the transactions contemplated herein or therein.

Section 3.6  Title

(a)  Immediately prior to the conveyance of the Eastman Assets to the Eastman Acquisition LLCs pursuant to Section 1.2, TCC or TEC had, and as of the Closing the applicable Eastman Acquisition LLC has, good and marketable title to all of the Eastman Assets in each case, free and clear of all mortgages, claims, liens, security interests, charges, pledges, options, purchase rights, termination rights, grants, reversionary rights, conditions, restrictions or other encumbrances created or incurred by, through or under any Seller Party or Acquisition LLC (collectively, the "Encumbrances"), other than Permitted Encumbrances (as defined below).

(b)  Immediately prior to the conveyance of the Westvaco Assets to Westvaco Acquisition LLC pursuant to Section 1.3, CHF had, and as of the Closing Westvaco Acquisition LLC has, good and marketable title to all of the Westvaco Assets, in each case, free and clear of all Encumbrances, other than Permitted Encumbrances.

(c)  Immediately prior to the conveyance of the Carmeuse Assets to Carmeuse Acquisition LLC pursuant to Section 1.3, RFD had, and as of the Closing Carmeuse Acquisition LLC has, good and marketable title to all of the Carmeuse Assets, in each case, free and clear of all Encumbrances, other than Permitted Encumbrances.

(d)  To Seller's knowledge, the Assets include all assets and rights necessary to own and operate the Current Facilities.

(e)  The Holding Membership Interests and the Eastman Membership Interests are duly authorized and validly issued in accordance with the Delaware Limited Liability Company Act and the limited liability company agreement of Holding LLC and the Eastman Acquisition LLCs, respectively, and fully paid and non-assessable. None of the Membership Interests have been issued in breach or violation of any applicable statutory or contractual preemptive rights or any other rights of any kind (including any rights of first offer or refusal) of any Person or any applicable Laws.

(f)  (i) There are no outstanding securities convertible into, exchangeable for, or carrying the right to acquire, any securities of Holding LLC, TCC, TEC, CHF, RFD or any of the Acquisition LLCs, (ii) there are no subscriptions, warrants, options, rights or other arrangements or commitments with respect to the issuance or sale of any ownership interests in Holding LLC, TCC, TEC, CHF, RFD or any of the Acquisition LLCs other than this Agreement and (iii) the Membership Interests constitute 100% of the issued and outstanding ownership interests in Holding LLC and the Eastman Acquisition LLCs.

(g)  At Closing, TCC, TEC, CHF or RDC had good title to all of the Membership Interests free and clear of any Encumbrances and at the Closing, the Sellers shall have transferred to Buyer good title to 50% of the Membership Interests, free and clear of all Encumbrances.

(h)  As used herein, "Permitted Encumbrances" means any or all of the following:

(i)  liens for taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(ii)  materialmen's, mechanic's, repairmen's, employees', contractors' or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance, or operation of the Current Facilities to the extent such liens or charges do not individually or in the aggregate have a Material Adverse Effect;

(iii)  rights reserved to or vested in any Governmental Authority to control or regulate the Current Facilities, any Asset or Holding LLC or the Acquisition LLCs in any manner, and all applicable Laws and orders of any Governmental Authority (including zoning and other similar restrictions);

(iv)  public streets and roads crossing the Current Facilities and easements and other rights for the purpose of installing, using and maintaining electric, gas and other utility and transmission lines and related facilities at the Current Facilities; and

(v)  Encumbrances imposed by the Facility Agreements.

Section 3.7  Contracts

(a)  Attached as Schedule 3.7(a) is a current and accurate description of all material contracts (other than the Coal Supply Agreements), whether verbal or written, existing with respect to the Current Facilities (the "Contracts") to which any Seller Parties are a party. True, correct and complete copies of all written Contracts have been delivered by Seller to Buyer.

(b)  Each of the Contracts is valid, in full force and effect and enforceable in accordance with its respective terms against the parties thereto subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), and is free and clear of all Encumbrances, except for Permitted Encumbrances. Except as set forth on Schedule 3.7(b), none of the Seller Parties are in default under any of the Contracts and, to each of Seller Group's knowledge, no third party thereto is in default thereunder. Except as set forth in Schedule 3.7(b), to each of Seller Group's knowledge, there does not exist any state of facts which constitutes, or with the passage of time or notice or both will constitute, a default under any of the Contracts on the part of any of the Seller Parties or on the part of any party thereto.

Section 3.8  Litigation

     Except as set forth on Schedule 3.8, there is no action, proceeding, arbitration, investigation or claim pending or, to each of Seller Group's knowledge, threatened, and no basis is known to the Seller Group for any action, proceeding, arbitration, investigation or claim related to the Current Facilities or the transactions contemplated hereby.

Section 3.9  Compliance with Applicable Laws

     Except with respect to Environmental Laws, which are addressed in Section 3.11, the Seller's ownership of the Assets immediately prior to the Closing, the conduct by the Sellers of their businesses immediately prior to the Closing, insofar as such businesses involve the Assets or the Sellers' ownership of the Assets, and the Sellers' operations at the Current Facilities do not violate or fail to comply with any federal, state or local statute, law, ordinance, decree, order, judgment, rule or regulation (collectively "Laws") except as such violation or failure to comply would not have a Material Adverse Effect. None of the Seller Parties has received any written notice or other written communication from any Governmental Authority of any violation of any Laws relating to any of the Current Facilities.

Section 3.10  Permits

     The Seller Parties are in possession of or are operating pursuant to a grant or license from the holder of, all franchises, grants, authorizations, licenses, permits (including Environmental Permits (as defined in Section 3.11(c)), easements, variances, exceptions, consents, concessions, certificates, approvals and orders of any Governmental Authority legally necessary or required for them to carry on their businesses as they are now being conducted with respect to the Assets (the "Permits"). To the knowledge of each of Seller Group, no proceeding or action with respect to the suspension, revocation, cancellation or loss of any of the Permits is pending or threatened. Schedule 3.10 contains a complete list of all Permits. The Seller Parties are, and the applicable Seller Party operates the Current Facilities, in compliance with all Permits applicable to the Current Facilities except as such failure to comply would not result in a Material Adverse Effect.

Section 3.11  Environmental Matters

(a)  Except as set forth on Schedule 3.11:

(i)  To the knowledge of Sellers, the Seller's activities with the Assets and at the Current Facilities are in substantial compliance with all applicable Environmental Laws (as defined below) except as such failure to comply would not result in a Material Adverse Effect.

(ii)  To the knowledge of Sellers, there are no existing, pending or threatened claims, demands, orders, actions, suits, investigations, notices of violation, inquiries or proceedings by or before any Governmental Authority under any Environmental Law relating to the Assets or the Current Facilities.

(iii)  No Hazardous Substances have been Released by any Seller Parties from the Current Facilities in concentrations that could reasonably be expected to give rise to remediation under Environmental Laws.

(iv)  The Seller Parties do not own or operate and have not owned or operated any underground storage tanks, or above ground storage tanks, under or about the Current Facilities.

(b)  Seller Group has made available to Buyer, and has listed on Schedule 3.11, all third party environmental audits, assessments, studies or reports conducted on behalf of Seller Parties pertaining to Hazardous Substances at, in, on or under the Current Facilities or concerning the Sellers' compliance with Environmental Laws at the Current Facilities.

(c)  As used in this Section and this Agreement, the following capitalized terms shall have the meaning given to them in this subsection:

(i)  "Environmental Laws" means any and all federal, state, and local laws, rules, orders, regulations, statutes, ordinances, codes, decrees, by-laws, judgments, rules of common law, or requirements of any Government Authority regulating, relating to or imposing liability or standards of conduct concerning Hazardous Substances, pollution prevention, environmental protection or employee health and safety, currently in effect, together, in each case, with any amendments thereto, and the regulations adopted and publications promulgated thereunder and all substitutions thereof.

(ii)  "Environmental Permits" shall mean all Permits required to be obtained or filed by or complied with under any Environmental Law with respect to each Seller's activities at the Current Facilities.

(iii)  "Governmental Authority" means any federal, state, local or municipal government, governmental or quasi-governmental authority, agency or body exercising, or purporting to exercise, any administrative, executive, judicial, investigative, legislative, policy, regulatory, taxing or other power or authority of any nature.

(iv)  "Hazardous Substance" means  any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, and toxic substances as those or similar terms are defined under any Environmental Laws;  any asbestos or any material which contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; polychlorinated biphenyls ("PCBs"), or PCB containing materials, or fluids;  radon;  any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste; and  any substance (including any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof) to the extent that, and only to the extent that, whether by its nature or its use, such substance is subject to regulation under any Environmental Laws or with respect to which any Environmental Law or Governmental Authority regulates the storage or Release into the environment or requires environmental investigation, monitoring or remediation.

(v)  "Release" means, with respect to this Section 3.11, any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the environment of Hazardous Substances caused by the actions of the applicable Seller.

Section 3.12  Financial Information

(a)  Attached as Schedule 3.12(a) is unaudited financial information of TCC, TEC, CHF and RFD as it relates to the Current Facilities for the period from January 1, 2003, through May 31, 2004, each of which was prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, is in accordance with the books and records of the respective Seller and, as of the date prepared, fairly presented in all material respects the financial information for the periods indicated, except for such matters as would not have a Material Adverse Effect.

(b)  Attached as Schedule 3.12(b) is an unaudited balance sheet of Massey dated May 31, 2004, which was prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, is in accordance with the books and records of Massey and its Affiliates and, as of the date prepared, fairly presented in all material respects the financial information for the periods indicated. Massey has no liabilities or obligations accrued, contingent or otherwise, except to the extent set forth on the Massey Balance Sheet, or incurred, consistently with past practices, in the ordinary course of business since May 31, 2004, except for such matters as would not have a Material Adverse Effect.

(c)  Attached as Schedule 3.12(c) are unaudited balance sheets of Eastman Services Acquisition LLC, Eastman Acquisition LLC, Westvaco Acquisition LLC dated as of May 31, 2004 and the pro forma balance sheet of Carmeuse Acquisition LLC dated as of May 31, 2004, each of which was prepared in accordance with generally accepted accounting principles consistently applied, is in accordance with the books and records of the respective Acquisition LLC and, as of the date prepared, fairly presented in all material respects the financial information for periods indicated. No Acquisition LLC has any liabilities or obligations accrued, contingent or otherwise except to the extent set forth on its LLC Balance Sheet, or incurred, consistently with past practices, in the ordinary course of business since May 31, 2004, except for such matters as would not have a Material Adverse Effect.

Section 3.13  Broker Fees

         Buyer and its Affiliates shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of the Sellers, for any financial advisory or finders' fees or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

Section 3.14  Tax Matters

(a)  (i) All Tax Returns (as defined below) required to be filed by the Seller Parties with respect to the Assets in respect of any Pre-Closing Tax Period (as defined below) have been, or will be, filed in a timely manner; (ii) all Taxes required to be paid by the Seller Parties with respect to the Assets in respect of any Pre-Closing Tax Period have been, or will be, timely paid in full by the Seller Parties; (iii) no deficiencies for any Taxes with respect to the Assets in respect of any Pre-Closing Tax Period have been asserted or assessed against the Seller Parties or the Assets which remain unpaid; (iv) no claim has been made by any taxing authority in any jurisdiction where the Seller Parties do not file Tax Returns that may subject any of the Seller Parties to taxation in that jurisdiction with respect to the Assets; (v) there is no pending dispute over any Taxes imposed with respect to the Assets; and (A) all of the Assets have been properly listed and described on the property tax rolls for all Pre-Closing Tax Periods and no portion of the Assets constitutes omitted property for property tax purposes.

     For purposes of this Agreement, "Taxes" shall mean any taxes, assessments, duties, fees, levies, imposts, deductions, withholdings, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental charges of any nature whatsoever, imposed by any government or taxing authority of any country or political subdivision of any country and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon, and includes any liability arising under any tax sharing agreement or any liability for Taxes of another person by contract, as a transferee or successor, under Treas. Reg. Section 1.1502-6 or analogous state, local, or foreign law provision, or otherwise. "Tax Return" shall mean any report, return (including any information return) or statement required to be supplied to a taxing authority in connection with Taxes including any amendments thereto. "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date and the pre-Closing portions of all taxable periods that include but do not end on the Closing Date.

Section 3.15  Changes Since May 31, 2004.

         Since May 31, 2004, there has not been any change in the condition or prospects, financial or otherwise, of any of the Current Facilities that could reasonably be expected to have a Material Adverse Effect.

Section 3.16  Disclaimer of Other Representations and Warranties

         BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER GROUP HAS MADE NO REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY CONCERNING (A) THE CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE ASSETS OR THE CURRENT FACILITIES, (B) ANY USE TO WHICH THE ASSETS MAY BE PUT, OR (C) ANY FUTURE REVENUES, COSTS, EXPENDITURES, CASH FLOW, RESULTS OF OPERATIONS, FINANCIAL CONDITION OR PROSPECTS THAT MAY RESULT FROM THE OWNERSHIP OR USE OF THE ASSETS.

Section 3.17  Carmeuse Note.

         The principal payments due under the Carmeuse Note do not exceed 52% of the total amount of funds incurred by Seller Parties prior to the Closing Date in connection with the construction and operation of the Carmeuse Facility.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer and PVR, jointly and severally, hereby represent and warrant to Seller Group as follows:

Section 4.1  Organization and Good Standing

         Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to own its property, to conduct its business as currently conducted and to consummate the transactions contemplated by or in connection with this Agreement. PVR is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, with the partnership power and authority to own its property, to conduct its business as currently conducted and to consummate the transactions contemplated by or in connection with this Agreement. Each of Buyer and PVR is duly qualified or registered as a foreign entity in each jurisdiction where it is required to be so qualified or registered to conduct its business except where failure to so qualify or register would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.2  Authorization

         All corporate or limited partnership action of Buyer or PVR, respectively, necessary to authorize the execution, delivery and performance of this Agreement, the PVR Guaranty (as defined in 6.1(e) and all other agreements, documents and instruments executed and delivered by the Buyer Group pursuant to this Agreement ("Buyer Agreements"), and the consummation of the transactions contemplated hereby and thereby has been taken, and this Agreement and each of the Buyer Agreements constitutes a valid and binding obligation of Buyer and PVR enforceable against Buyer and PVR in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 4.3  Non-Contravention

         The execution and delivery of this Agreement or any agreement contemplated hereby by Buyer or any of its Affiliates (including PVR) and the consummation by Buyer or any of its Affiliates (including PVR) of the transactions contemplated herein and therein do not and will not violate or conflict with the terms of the certificate of limited partnership, as amended, or the organizational documents of Buyer or any of Buyer's Affiliates (including PVR), including the Third Amended and Restated Limited Liability Company Agreement (the "GP LLC Agreement") of Penn Virginia Resource GP, LLC (the "General Partner"), violate or conflict with or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Buyer or any of its Affiliates (including PVR) is a party or becomes a party or by which any of them or any of their respective properties may be bound or violate any Law or any order, judgment, decree or injunction of any Governmental Authority directed to Buyer or any of its Affiliates (including PVR) or any of their properties in a proceeding to which any of them or their property or their assets is or was a party, except any matters described in clause (c) which could reasonably be expected to have a Material Adverse Effect.

Section 4.4  Litigation

         There is no action, proceeding, arbitration, investigation or claim pending or, to Buyer's or PVR's knowledge, threatened, and no basis is known to Buyer or PVR for any action, proceeding, arbitration, investigation or claim to which Buyer or PVR's or its Affiliates (including PVR) is a party and which could reasonably be expected to have a Material Adverse Effect.

Section 4.5  Broker Fees

         Seller Parties shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Buyer or its Affiliates (including PVR), for any financial advisory or finders' fees or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

ARTICLE V

COVENANTS

Section 5.1  Access to Information

         All information relating to the transactions contemplated by this Agreement provided by any Party or its Affiliates to any other Party, its Affiliates or its or their authorized representatives (whether furnished before or after the date of this Agreement) shall be held subject to the confidentiality agreement between PVR and Massey dated March 7, 2003 (the "Confidentiality Agreement").

Section 5.2  Financial Statements

         Buyer and Seller Group acknowledge that Sellers are conveying to Buyer certain specified assets, and Sellers have advised Buyer that Seller Group does not prepare audited financial statements relating to such assets. Nevertheless, if Buyer is advised by the Securities and Exchange Commission that audited financial statements of all or part of the Assets are required by Regulation S-X, Seller Group, if requested by Buyer, shall, at Buyer's sole expense, cause its auditors to audit and perform interim procedures in accordance with GAAP and in accordance with Regulation S-X for such Assets for the years ending December 31, 2003, 2002 and 2001 and the period ending on the Closing Date.

Section 5.3  Public Announcements

         It is contemplated that immediately following the Closing, each of Buyer Group and Seller Group will consult with each other regarding the language of and issue a press release or press releases disclosing such action.

Section 5.4  Consents

         Sellers shall use their commercially reasonable efforts to make or cause to be made all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and other third Persons necessary to consummate the transactions contemplated by this Agreement; provided, however, that Sellers shall not be required to expend any monies to obtain such Consents from third Persons (other than filing fees assessed by Governmental Authorities).

Section 5.5  Closing Costs; Expenses

(a)  Seller Group shall pay, and Buyer shall reimburse Seller Group for one half (1/2) of, all Taxes associated with the transfer of the Assets into the Acquisition LLCs. Seller Group and Buyer shall bear equally Transfer Taxes (other than Income Taxes) due and payable, if any, in connection with the sale, conveyance, assignment, transfer, and delivery of the Membership Interests to the Buyer pursuant to this Agreement.

     Each of the Parties shall pay its own expenses and the fees and expenses of its counsel, accountants, consultants and other experts and representatives associated with the negotiation, drafting and execution of this Agreement and the consummation of the transactions contemplated herein.

Section 5.6  Taxes

         Any and all ad valorem taxes, personal property taxes, fees or assessments for the calendar year 2004 due with respect to the Assets, or payable by any of the Seller Parties pursuant to the terms of any agreements by which any of the Seller Parties hold the Assets shall be prorated between the Seller Parties on the one hand and Holding LLC or the Eastman Acquisition LLCs as the case may be, on the other hand, as of the Closing on a calendar year basis, using the most recent actual or proposed tax rates and assessments by the appropriate Governmental Authority. If any Party shall pay such taxes for which it is entitled to be reimbursed because of such proration, the other party responsible therefore shall promptly reimburse the party so paying upon notice of the amount paid by such Party. Regardless of which Party is responsible, the Seller Parties shall handle the payment to the appropriate Governmental Authority of all Taxes with respect to the Assets which are required to be paid prior to the Closing (and shall file all returns with respect to such Taxes).

Section 5.7  Further Assurances

         At or after the Closing, each Party, at the request of any other Party, will execute and deliver to the requesting Party all such further assignments, deeds, agreements, contracts, instruments and other documents as the requesting Party may reasonably request in order to perform, accomplish, perfect or record, if reasonably necessary, the transactions contemplated by this Agreement and to otherwise carry out the intention of this Agreement, including Seller Group's obtaining the releases of any Encumbrances (other than Permitted Encumbrances) on the Assets existing as of the Closing Date.

ARTICLE VI

DELIVERABLES AT CLOSING

Section 6.1  Obligations of Buyer at Closing

         At the Closing, subject to the simultaneous performance by Seller Group of its obligations pursuant to Section 6.2, Buyer shall deliver or cause to be delivered to Seller Group the following:

(a)  A wire transfer in the aggregate amount of (i) the cash portion of the Purchase Price and (ii) the principal amount then outstanding under the Carmeuse Note, each in same-day funds to an account designated by Seller.

(b)  A certificate signed by the Secretary or an Assistant Secretary of the General Partner of the Buyer certifying as to the truthfulness, completeness and accuracy of attached copies of resolutions of the General Partner's board of directors authorizing the execution of this Agreement and all transactions contemplated herein.

(c)  A guaranty by PVR (the "PVR Guaranty"), in the form attached as Exhibit C, duly executed and delivered by PVR.

(d)  Good standing certificates for each of Buyer, PVR and the General Partner issued by the Secretary of State of Delaware dated not more than five days prior to the Closing Date.

(e)  The LLC Agreements, amended and restated, of Holding LLC and each of the Acquisition LLCs, in the respective forms attached as Exhibits G-1, G-2, G-3, G-4 and G-5 (the "LLC Amendments"), duly executed and delivered by Buyer.

(f)  An opinion of Vinson & Elkins in the form attached as Exhibit D.

(g)  All other documents or instruments as may be reasonably necessary in order to consummate the transactions contemplated by this Agreement.

Section 6.2  Obligations of Seller Group at Closing

         At the Closing, subject to the simultaneous performance by Buyer of its obligations pursuant to Section 6.1, Seller Group shall deliver or cause to be delivered to Buyer the following:

(a)  An assignment of the Holding Membership Interests and the Eastman Membership Interests, duly executed by CHF, RFD, TEC or TCC, as the case may be, in the respective forms attached hereto as Exhibits E-1, E-2, E-3 and E-4 (the "Membership Interests Assignments").

(b)  A certificate signed by the Secretary or an Assistant Secretary of each of Massey or each Seller as the case may be, certifying as to the truthfulness, completeness and accuracy of attached copies of resolutions of each of Massey's and each Seller's board of directors authorizing the execution of this Agreement and all transactions contemplated herein.

(c)  Good standing certificates of Massey, each Seller, Holding LLC and the Acquisition LLCs issued by the Secretary of State of each of their respective states of organization, in each case dated not more than five days prior to Closing.

(d)  The Certificates of Formation in the respective forms attached as Exhibits F-1, F-2, F-3, F-4 and F-5, the Conveyance Agreements, the LLC Agreements the LLC Amendments and all other agreements relating to the formation of each of Holding LLC and the Acquisition LLCs and the transfer of the Assets thereto, each duly executed and delivered by the appropriate Parties thereto.

(e)  An operating agreement dated the Closing Date between each of the Acquisition LLCs (except the Eastman Facility Acquisition LLC) and an Affiliate of Massey in the respective forms attached as Exhibits H-1, H-2 and H-3 (the "Operating Agreements"), each duly executed and delivered by the appropriate Parties and all other parties thereto.

(f)  A services agreement dated the Closing Date between Holding LLC and an Affiliate of Massey, between Eastman Services Acquisition LLC and an Affiliate of Massey, and between Eastman Facility Acquisition LLC and an Affiliate of Massey in the forms attached as Exhibits I-1, I-2 and I-3 (together, the "Services Agreement"), duly executed and delivered by the appropriate Parties and all other parties thereto.

(g)  A guaranty by Massey (the "Massey Guaranty"), in the form attached as Exhibit J, duly executed and delivered by Massey.

(h)  An opinion of Hunton & Williams in the form attached as Exhibit K.

(i)  Copies of Consents, duly executed, pursuant to Section 5.4.

(j)  A Certificate of Insurance evidencing that each Acquisition LLC and Massey carries a policy or policies of insurance covering the types and amounts of insurance required to be carried by such Acquisition LLC under the terms of the applicable Facility Agreement and as described on Exhibit L hereto, that Holding LLC and each Eastman Acquisition LLC is an additional insured under each such policy and that each such policy is cancellable only after 30 days' prior notice to Holding LLC and each Eastman Acquisition LLC.

(k)  All other documents or instruments as may be reasonably necessary in order to consummate the transactions contemplated by this Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.1  Survival of Representations and Warranties

         The representations and warranties in Article III and Article IV shall survive and remain in effect until the second anniversary of the Closing Date whereupon they will terminate and expire; provided that, notwithstanding the foregoing, the representations and warranties contained in Section 3.15 shall survive until the expiration of the applicable statute of limitations, the representations and warranties contained in Section 3.11 shall survive for a period of three (3) years from the Closing Date and the representations and warranties contained in Sections 3.2, 3.3, 3.6, 4.1 and 4.2 shall have perpetual existence (each such period is hereinafter referred to as the "Indemnity Period").

Section 7.2  Seller Group's Agreement to Indemnify

(a)  Massey's Agreement to Indemnify.

(i) Subject to the terms and conditions set forth herein, from and after the Closing, in addition to the indemnification provided by Massey in Sections 7.2(a)(ii) and 7.2(b) - (e), Massey shall indemnify and hold harmless Buyer, PVR and its General Partner and their respective partners, members, directors, officers, employees, Affiliates, controlling persons, agents and representatives and each of their successors and assigns (collectively, "Buyer Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, penalties, fines, settlements, judgments, losses, damages, costs and expenses (including reasonable attorneys' fees and expenses) (collectively, "Buyer Damages") asserted against or incurred by any Buyer Indemnitee as a result of or arising out of (i) a breach by Massey of any representation or warranty of Massey contained in Article III of this Agreement, (ii) a breach by Massey of any agreement or covenant of Massey in this Agreement, (iii) any Liabilities with respect to ownership, use or operation of the Current Facilities prior to Closing, except for Liabilities (including Liabilities with respect to the condition of the Current Facilities (including any environmental condition)) not caused by Massey or its Affiliates and not constituting a breach of any representation or warranty by any of the Seller Group under this Agreement or (iv) Liabilities of Seller Parties unrelated to the Assets, Holding LLC, the Acquisition LLCs, the Current Facilities or the transactions contemplated by this Agreement.

(ii) The Parties acknowledge that (A) an Affiliate of Massey sells to Westvaco and Carmeuse coal, which is used as a source of power at the Westvaco Plant and the Carmeuse Plant, respectively, (B) the Westvaco Coal Supply Agreement and the Carmeuse Coal Supply Agreement are referenced and/or incorporated by reference into the Westvaco Agreement and the Carmeuse Agreements, respectively, (C) the Westvaco Agreement has been assigned to Westvaco Acquisition LLC, and the Carmeuse Agreements have been assigned, in part, to Carmeuse Acquisition LLC, (D) each of Westvaco (or its Affiliates) and Carmeuse (or its Affiliates) have, prior to Closing, paid to the applicable Seller Party the amount due for the sale of coal and for coal handling services with a single combined payment and that Westvaco and Carmeuse desire to continue such practice after Closing, and (E) Sellers desire to permit such practice to continue after Closing. Notwithstanding the foregoing, the Parties also acknowledge that none of the Acquisition LLC's or Holding LLC is engaged in the coal sales business and, accordingly, subject to the terms and conditions set forth herein, from and after the Closing, in addition to the indemnification provided by Massey in Sections 7.2(a)(i) and 7.2(b) - (e), Massey shall indemnify and hold harmless Buyer Indemnitees from and against Buyer Damages asserted against or incurred by Buyer as a result of or arising out of (1) a breach by any Seller Party of any Coal Supply Agreement, (2) any Coal Supply Agreement being referenced in and/or incorporated by reference into, the Westvaco Agreement or the Carmeuse Agreements and (3) otherwise in connection with any Coal Supply Agreement or any Seller Party supplying coal to any the Westvaco Plant and the Carmeuse Plant.

(iii) Subject to the terms and conditions set forth herein, from and after the Closing, in addition to the indemnification provided by Massey in Sections 7.2(a)(i) and (ii) and 7.2(b) - (e), Massey shall indemnify and hold harmless Buyer Indemnitees from and against Buyer Damages asserted against or incurred by Buyer as a result of or arising out of any Health Benefit Obligations imposed on Buyer or any of its Affiliates due to the transactions contemplated hereby.

(b)  Massey's and TCC's Agreement to Indemnify. Subject to the terms and conditions set forth herein, from and after the Closing, Massey and TCC jointly and severally shall indemnify and hold harmless Buyer Indemnitees from and against Buyer Damages asserted against or incurred by any Buyer Indemnitee as a result of or arising out of (i) a breach by TCC of any representation or warranty of TCC contained in Article III of this Agreement, (ii) a breach by TCC of any agreement or covenant of TCC in this Agreement or (iii) any Liabilities with respect to ownership, use or operation of the Current Facilities prior to Closing, except for Liabilities (including Liabilities with respect to the condition of the Current Facilities (including any environmental condition)) not caused by TCC or its Affiliates and not constituting a breach of any representation or warranty by any of the Seller Group under this Agreement.

(c)  Massey's and TEC's Agreement to Indemnify. Subject to the terms and conditions set forth herein, from and after the Closing, Massey and TEC jointly and severally shall indemnify and hold harmless Buyer Indemnitees from and against Buyer Damages asserted against or incurred by any Buyer Indemnitee as a result of or arising out of (i) a breach by TEC of any representation or warranty of TEC contained in Article III of this Agreement, (ii) a breach by TEC of any agreement or covenant of TEC in this Agreement or (iii) any Liabilities with respect to ownership, use or operation of the Current Facilities prior to Closing, except for Liabilities (including Liabilities with respect to the condition of the Current Facilities (including any environmental condition)) not caused by TEC or its Affiliates and not constituting a breach of any representation or warranty by any of the Seller Group under this Agreement.

(d)  Massey's and CHF's Agreement to Indemnify. Subject to the terms and conditions set forth herein, from and after the Closing, Massey and CHF jointly and severally shall indemnify and hold harmless Buyer Indemnitees from and against Buyer Damages asserted against or incurred by any Buyer Indemnitee as a result of or arising out of (i) a breach by CHF of any representation or warranty of CHF contained in Article III of this Agreement, (ii) a breach by CHF of any agreement or covenant of CHF in this Agreement or (iii) any Liabilities with respect to ownership, use or operation of the Current Facilities prior to Closing, except for Liabilities (including Liabilities with respect to the condition of the Current Facilities (including any environmental condition)) not caused by CHF or its Affiliates and not constituting a breach of any representation or warranty by any of the Seller Group under this Agreement.

(e)  Massey's and RFD's Agreement to Indemnify. Subject to the terms and conditions set forth herein, from and after the Closing, Massey and RFD jointly and severally shall indemnify and hold harmless Buyer Indemnitees from and against Buyer Damages asserted against or incurred by any Buyer Indemnitee as a result of or arising out of (i) a breach by RFD of any representation or warranty of RFD contained in Article III of this Agreement, (ii) a breach by RFD of any agreement or covenant of RFD in this Agreement or (iii) any Liabilities with respect to ownership, use or operation of the Current Facilities prior to Closing, except for Liabilities (including Liabilities with respect to the condition of the Current Facilities (including any environmental condition)) not caused by RFD or its Affiliates and not constituting a breach of any representation or warranty by any of the Seller Group under this Agreement.

Section 7.3  Buyer's Agreement to Indemnify

         Subject to the terms and conditions set forth herein, from and after the Closing, Buyer Group shall indemnify and hold harmless Seller Group and their respective shareholders, directors, officers, employees, Affiliates, controlling persons, agents and representatives and each of their successors and assigns (collectively, the "Seller Indemnitees") from and against all liability, demands, claims, actions or causes of action, assessments, penalties, fines, settlements, judgments, losses, damages, costs and expenses (including reasonable attorneys' fees and expenses) (collectively, "Seller Damages") asserted against or incurred by any Seller Indemnitee as a result of or arising out of (i) a breach by Buyer or PVR of any representation or warranty contained in Article IV of this Agreement, in each case, without regard to qualifications for materiality or material adverse effect, (ii) a breach by Buyer or PVR of any agreement or covenant of Buyer or PVR in this Agreement or (iii) Liabilities of Buyer or PVR unrelated to the Assets, Holding LLC, the Acquisition LLCs, the End-User Handling Facilities, the Current Facilities or the transactions contemplated by this Agreement.

Section 7.4  Buyer and Seller Indemnification

         The obligations of (a) Massey, TCC, TEC, CHF and RFD to indemnify Buyer Indemnitees with respect to Buyer Damages and (b) Buyer Group to indemnify Seller Indemnitees with respect to Seller Damages shall arise only with respect to those Buyer or Seller Damages for which the applicable Indemnitee has given the indemnifying Party written notice, which notice shall describe in reasonable specificity, the basis for the claim for Damages described therein. In the event that the indemnifying Party and the Party claiming Damages cannot agree on the amount, if any, of Damages due to the claiming Party, in matters other than Claims covered by Section 7.5, the matter will be resolved in accordance with the arbitration provisions contained in Section 11.14.

Section 7.5  Third Party Indemnification

         The obligations of any indemnifying Party to indemnify any indemnified Person under this Article VII with respect to Buyer Damages or Seller Damages, as the case may be, resulting from the assertion of liability by third Persons (a "Claim"), will be subject to the following terms and conditions:

(a)  Any Party against whom any Claim is asserted will give the indemnifying Party written notice of any such Claim (which notice shall include reasonably specified details regarding such Claim, an estimate of the Buyer Damages or Seller Damages, as applicable, and the specific basis under this Agreement for such Claim) promptly after learning of such Claim, and the indemnifying Party may at its option undertake the defense thereof by counsel of its own choosing (which shall be reasonably acceptable to the Party being indemnified); provided, however, the indemnified Person shall have the right to participate in any matter through counsel of its own choosing at its own expense; provided further, however, that the indemnifying Party shall pay the fees and expenses of separate counsel for the indemnified Person if the indemnifying Party has agreed to pay such fees and expenses or the named parties to any such action or proceeding (including any impleaded parties) include both the indemnified Person and the indemnifying Party, and such indemnified Person shall have been advised by counsel that the representation of both parties would be inappropriate due to actual or potential differing interests between them (in which case, if such indemnified Person notifies the indemnifying Party in writing that it elects to employ separate counsel at the expense of the indemnifying Party, the indemnifying Party shall not have the right to assume the defense of such Claim on behalf of such indemnified Person; it being understood, however, that the indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for such indemnified Person, which firm shall be designated in writing by such indemnified Person). Failure to give prompt notice of a Claim hereunder shall not affect the indemnifying Party's obligations under this Article VII, except to the extent that the indemnifying Party is materially prejudiced by such failure to give prompt notice. If the indemnifying Party elects to assume the defense of the Claim, the indemnified Person shall provide the indemnifying Party with reasonable access to its records and personnel relating to such Claim and shall otherwise cooperate with the indemnifying Party in the defense or settlement of the Claim. If the indemnifying Party, within thirty (30) days after notice of any such Claim, fails to assume the defense of such Claim, or thereafter fails to diligently defend such Claim, the indemnified Person against whom such Claim has been made will (upon further written notice to the indemnifying Party) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk, and at the expense, of the indemnifying Party.

(b)  Anything in this Section 7.5 to the contrary notwithstanding, the indemnified Person shall not settle, compromise or pay a claim for which it is indemnified without the prior written consent of the indemnifying Party, which consent shall not be unreasonably withheld, and the indemnifying Party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment for other than monetary damages to be borne by the indemnifying Party, without the prior written consent of the indemnified Person, which consent shall not be unreasonably withheld.

Section 7.6  Indemnification for Actions as Operator

         Notwithstanding anything herein or in any agreement executed pursuant hereto or in connection herewith, if Massey or any of its Affiliates performs services for Holding LLC or any of Acquisition LLCs then, unless otherwise expressly agreed in writing, neither Massey nor its Affiliates shall be liable and Holding LLC and Acquisition LLCs shall indemnify Massey and its Affiliates with respect thereto, for any of its acts or omissions except in the event and to the extent of the recklessness or willful and wanton misconduct by Massey or such Affiliate.

ARTICLE VIII

AMENDMENT AND WAIVER

         The Parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of the Parties, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (d) waive compliance with any of the covenants, agreements or conditions contained herein, in each case only by an instrument in writing signed on behalf of each Party.

ARTICLE IX

FUTURE TRANSACTIONS AND END-USER BUY-OUTS

Section 9.1  Future Transactions

         Each Party agrees that the following provisions will be followed if, at any time after the Closing, such Party or any of its Affiliates desires to acquire or construct an End-User Handling Facility (as hereinafter defined):

(a)  Initial Notice. Either Party (the "Notifying Party" for purposes of Section 9.1) will notify the other Party (the "Recipient" for purposes of this Section 9.1) in writing (the "Initial Notice") of each opportunity that such Notifying Party considers to acquire, operate or construct an End-User Handling Facility ("Opportunity") promptly after the Notifying Party has obtained initial information (the "Initial Information") regarding the proposed End-User Handling Facility sufficient to determine whether further development of the Opportunity may be feasible . The Initial Notice will contain the Initial Information. The Recipient will have an option (the "Initial Option"), exercisable in writing within 15 days after the date of the Initial Notice, to elect that Holding LLC (or other entity jointly owned by Seller or its Affiliates, on one hand, and Buyer or its Affiliates, on the other hand) (in any case, the "Joint LLC") further develop the Opportunity. If the Recipient does not timely exercise the Initial Option, the Notifying Party and its Affiliates shall be entitled to pursue the Opportunity, including acquiring, operating or constructing the End-User Handling Facility, without any obligation to further notify the Recipient. The Notifying Party will be obligated to pay all costs and expenses incurred in connection with the pursuit of the Opportunity until such time, if any, as a Transaction Notice (as defined below) that is exercised is given.

(b)  Transaction Notice. After the exercise of an Initial Option and the subsequent development of the Opportunity, if a Party desires to proceed to acquire, operate or construct the End-User Handling Facility, that Party will notify the other Party in writing of such desire (the "Transaction Notice") promptly after such Party has obtained preliminary financial, operational and other information regarding the proposed End-User Handling Facility sufficient to determine, within commercially reasonable margins, (i) the real and personal property constituting, or which will constitute, such Facility, (ii) computation of the amount and timing of the revenues projected to be realized in connection with such Facility, (iii) the purchase price and computation of the amount and timing of the expenses projected to be incurred in connection with the acquisition, operation and/or construction of such Facility and the operation of such Facility and (iv) the manner in which and for whom such Facility will be operated (the "Transaction Information"). The Transaction Notice will contain all Transaction Information and a research and development budget for the proposed transaction. The Party receiving the Transaction Notice will have an option (the "Transaction Option"), exercisable in writing within 15 days after the date of the Transaction Notice, to elect that the Joint LLC acquire or construct such Facility, as the case may be. If the Transaction Option is exercised, Joint LLC shall pay all costs and expenses incurred in connection with the proposed transaction during the time period commencing on the date of the Transaction Notice until such time, if any, as it is determined, in accordance with the terms hereof, that the Joint LLC will not acquire, operate or construct the proposed End-User Handling Facility. If the Transaction Option is not timely exercised, the other Party and its Affiliates shall be entitled to pursue the proposed acquisition, operation or construction of such Facility in accordance with the terms described in the Transaction Notice; provided, however, that if the Party receiving the Transaction Notice does not exercise the Transaction Option, the other Party will promptly notify the Party receiving the Transaction Notice in writing (an "Additional Notice") if, at any time prior to the closing of the proposed transaction, it is determined, or could reasonably be determined, that the projected economic results of the proposed transaction are "materially more favorable" than projected at the time of the Transaction Notice. For purposes of this Section 9.1, "materially more favorable" shall mean that it is determined or could reasonably be determined that the pretax return on investment projected to be realized by the Joint LLC in connection with the proposed transaction exceeds by more than 25% the pretax return on investment projected to be realized by the Joint LLC as described in the Transaction Notice. The Additional Notice will include updated Transaction Information. The Party receiving the Additional Notice will have an additional option (the "Second Option"), exercisable in writing within 10 days after the date of the Additional Notice, to elect that Joint LLC acquire, operate or construct such Facility, as the case may be. If such Party does not timely exercise the Second Option, the other Party and its Affiliates shall be entitled to pursue the proposed transaction without any obligation to further notify the Party receiving the Additional Notice. If the Second Option is exercised, the Party exercising such Second Option shall pay to the other Party that amount equal to the product of (x) the costs and expenses incurred by the other Party in connection with the proposed transaction during the time period commencing on the date of the Transaction Notice and ending on the date on which the Second Option is exercised times (y) interest at the Prime Rate of PNC Bank, National Association plus 1%, such amount to be paid promptly upon receipt of appropriate invoices reflecting such costs and expenses.

     If a Transaction Notice is provided with respect to a proposed transaction before Holding LLC is Financially Independent, the Notifying Party will contribute 48% of the capital costs (including expense items subsequently capitalized) associated therewith , and the Recipient will contribute 52% of such capital costs, but distributions shall be made to the Notifying Party and the Recipient on the basis of Membership Interests. If a Transaction Notice is provided after Holding LLC is Financially Independent, such capital costs shall be borne equally by the Notifying Party and the Recipient.

     If after giving effect to the Notices and Options set forth above in 9.1(a) and (b), the board of directors of Massey or the General Partner does not approve of entering into a proposed transaction, the other Party shall be entitled to pursue such proposed transaction without any obligation to further notify the other Party.

     For purposes of this Section 9.1, "Party" shall mean Massey and its Affiliates, collectively, on the one hand, and PVR and its Affiliates, collectively, on the other hand.

(c)  End-User Handling Facility. For purposes of this Agreement, "End-User Handling Facility" shall mean any infrastructure and coal handling equipment or services, including rotary dumps, conveyors, silos, crushers, railcars and other assets, used in connection with the processing or transportation of coal at industrial, utility, power, coke and steel producing plants and other consumers of coal. Notwithstanding the foregoing, End-User Handling Facility shall not include any midstream oil and gas assets, coal dock facilities, emissions/pollution control facilities, any assets currently owned by any of the Parties (other than the Current Facilities), any synthetic fuel plants located at or near operations of any Affiliate of Seller Group or any assets acquired by either Party in connection with a transaction wherein the value of such assets constitutes less than 20% of the purchase price of such transaction.

(d)  Duration of Obligations. The obligations of the Parties set forth in this Section 9.1 shall terminate on the date on which Massey, Loadout or their respective Affiliates are no longer a member of Holding LLC, Eastman Services Acquisition LLC, Eastman Facility Acquisition LLC, or any other Joint LLC formed by the Parties in furtherance of this Agreement.

Section 9.2  End-User Buy-Outs

         The parties acknowledge that the Coal Handling Agreements existing with respect to the Current Facilities provide to the end users party thereto certain rights to terminate such agreements and purchase the Current Facilities (a "Facility Repurchase"). In the event of a Facility Repurchase during the period when Massey or its Affiliates and Loadout or its Affiliates are each direct or indirect members of the entity owning the applicable Current Facility that is subject to the Facility Repurchase, the proceeds from the sale of such Facility Repurchase shall be shared between Massey and Loadout as described on Schedule 9.2.

ARTICLE X

POST CLOSING OBLIGATIONS

Section 10.1  Periodic Balance Sheets

(a)  At all times after the Closing Date, Massey will maintain a consolidated net worth of not less than $50,000,000.00. By not later than 90 days after the end of each calendar year following the Closing Date, Massey shall deliver to PVR a balance sheet of Massey dated the last day of each such period (the "Periodic Balance Sheets"). Each Periodic Balance Sheet shall be accompanied by a certificate of Massey's Chief Financial Officer in the form of Exhibit M.

(b)  At all times after the Closing Date, PVR will maintain a consolidated net worth of not less than $50,000,000.00. Unless unavailable through public filings, by not later than 90 days after the end of each calendar year following the Closing Date, PVR shall deliver to Massey Periodic Balance Sheet of PVR dated the last day of each such period. Each Periodic Balance Sheet shall be accompanied by a certificate of PVR's Chief Financial Officer in the form of Exhibit X.

Section 10.2  Payments Due as a Result of Eastman Rebate.

         The Parties acknowledge that, under Section 17.2(d) of the TCC/Eastman Agreement, Eastman will pay to Eastman Facility Acquisition LLC a fee of $0.80 (as adjusted in accordance with the TCC/Eastman Agreement) for each ton of coal shipped to the Eastman Facility (the "Coal Fee") unless such coal was sold and shipped to the Eastman Facility by Massey or its Affiliates in which case no Coal Fee is due. Accordingly, the Parties agree that if Massey or its Affiliates sell coal to Eastman or its Affiliates, and, consequently, no Coal Fee is paid for such coal under the Eastman Agreement, Seller will pay to Eastman Facility Acquisition LLC that amount equal to the product of (a) $0.80 (subject to adjustment in accordance with the TCC/Eastman Agreement) times (b) the number of tons of such coal sold and shipped by Massey or its Affiliates, such amount to be paid at such time(s) as the Coal Fee is payable under the Eastman Agreement.

Section 10.3  Certain Proceeds and Expenses.

         Except as otherwise set forth in this Agreement, and without limiting the indemnification provisions contained in Article 7, (a) the Acquisition LLCs will bear all expenses incurred after Closing, and be entitled to all proceeds arising after Closing, in connection with the Current Facilities and (b) the applicable Sellers will bear all expenses incurred prior to Closing, and be entitled to all proceeds arising prior to Closing, in connection with the Current Facilities. Accordingly, the applicable Sellers and Buyer will cause the Acquisition LLCs promptly to reimburse Sellers or Buyer, as the case may be, and the applicable Sellers will promptly reimburse the Acquisition LLCs for all amounts due under the preceding clauses (i) and (ii). Without affecting the rights of any Party under this Section, Sellers will provide to Buyer on or before August 31, 2004, a reconciliation of any proceeds and expenses received by Seller after June 30, 2004.

ARTICLE XI

MISCELLANEOUS

Section 11.1  Assignment

         The rights and obligations of a Party arising under this Agreement, or any interest therein, shall not be assigned or otherwise transferred, in whole or in part, without obtaining the prior written consent of the other Parties, and any assignment or other transfer made without such consent shall be void; provided, however, that Buyer and Seller (but not Massey or PVR) may, upon prior written notice to the other, assign its rights and obligations arising under this Agreement to an Affiliate without the consent of the other. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.2  Notice

         Except as otherwise specified in this Agreement, all notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, by express courier such as Federal Express, mailed by registered or certified mail (postage prepaid, return receipt requested) to the Parties at the following addresses or sent by electronic transmission to the facsimile number specified below:

To either member of Seller Group at:

A. T. Massey Coal Company, Inc.
4 North 4th Street
Richmond, Virginia 23219
Telecopy: 804-782-1617
Attn: Chief Administrative Officer

with a copy to:

Massey Coal Services, Inc.
315 70th Street, S.E.
Charleston, West Virginia 25304
Telecopy: 304-926-8980
Attn: Vice President and General Counsel

To Buyer at:

Penn Virginia Resource Partners, L.P.
2550 East Stone Drive, Suite 200
Kingsport, Tennessee 37660
Telecopy No. 423-723-0210
Attn: President and Chief Operating Officer

with a copy to:

Penn Virginia Resource Partners, L.P.
Three Radnor Corporate Center, Suite 230
100 Matsonford Road
Radnor, Pennsylvania 19087
Telecopy No. 610-687-3688
Attn: Vice President and General Counsel

Any Party may change its address for the purposes of this Section 11.2 by giving the other Parties written notice of the new address in the manner set forth above.

Section 11.3  Third Parties

         Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective successors and permitted assigns (except for the Buyer Indemnitees and Seller Indemnitees with respect to the indemnification rights provided to such Persons under Article VII), nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Person to any Party, nor shall any provision give any third Person any right of subrogation or action over or against any Party.

Section 11.4  Governing Law

         This Agreement shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Delaware.

Section 11.5  Limitation on Damages

         Notwithstanding anything to the contrary contained herein, none of the Parties or any of their respective Affiliates shall be entitled to special, consequential or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than special, consequential or punitive damages to which third Persons are entitled as a result of third party Claims).

Section 11.6  Competition

         The Parties acknowledge that (a)(i) Seller Group and its Affiliates engage in the acquisition, sale, leasing, mining, development, production and exploration of coal, oil and gas (including coalbed methane), timber and other real property and other related activities and (ii) Buyer Group and its Affiliates engage in coal land management and oil and gas (including coalbed methane) exploration and production and related activities; (b) certain of those respective activities, as well as the acquisition and disposition of assets, are carried out in competition with each other, and (c) the Parties lease properties to or from each other in addition to the activities in (a) and (b) above. The Parties agree that neither this Agreement nor any agreements entered into pursuant hereto, shall affect, modify, limit or restrict the ability of any Party or their respective Affiliates to engage in such activities or any other activities except as described in Section 9.1 hereof.

Section 11.7  Entire Agreement

         This Agreement, together with the attached Schedules and Exhibits and the other instruments delivered at the Closing, and the Confidentiality Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof or thereof.

Section 11.8  Benefit

         This Agreement shall be binding upon and shall only inure to the benefit of the parties hereto, their respective successors and permitted assigns.

Section 11.9  Headings

         The table of contents and headings contained in this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions.

Section 11.10  Construction

         In this Agreement:

(a)  References to any gender includes a reference to both genders.

(b)  References to the singular includes the plural, and vice versa.

(c)  Reference to any Article or Section means an Article or Section of this Agreement.

(d)  Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement.

(e)  Unless expressly provided to the contrary, "hereunder", "hereof", "herein" and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement.

(f)  "Include" and "including" shall mean include or including without limiting the generality of the description preceding such term.

Section 11.11  Severability

         In the event one or more of the provisions of this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision was not a part of this Agreement. If such provisions are deemed invalid due to their scope and breadth, the provisions shall be deemed valid to the extent of the scope or breadth permitted by applicable law.

Section 11.12  Drafting

         No inference shall be drawn in favor of or against any Party based upon its participation in the drafting of this Agreement or any of the other documents referenced herein.

Section 11.13  Counterparts

         This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 11.14  Arbitration

         Any disputes and claims (other than third party Claims) arising hereunder will be resolved by binding arbitration as follows: if at any time any Party shall desire to bring a claim for any Damages against the other, and the Parties cannot agree upon the resolution of such claim, then such claim shall be referred to a board of arbitrators (the "Board"). Such Board shall be composed of a representative of Seller and a representative of Buyer, to be selected by each, respectively, and a third arbitrator who shall be chosen by the two arbitrators herein provided for. Each arbitrator shall have at least ten years experience in the coal-mining and/or coal land management business. If a Party fails to timely name an arbitrator, that Party shall not be entitled to designate an arbitrator. In case the two arbitrators are unable to agree within ten (10) days upon a third arbitrator, then the American Arbitration Association shall designate a disinterested person to act as such arbitrator; and, in case either of the parties should, for a period of ten (10) days after receipt of the Arbitration Notice below referred to, fail to select and make known in writing to the other party the arbitrator selected by it, the Board shall be composed of the representative chosen by one Party and a second representative chosen by such first representative. Either party may at any time serve upon the other a notice ("Arbitration Notice") setting forth the point or points upon which the decision of said Board is desired and the other party may, within ten (10) days thereafter, serve a counter-notice specifying any additional points or differences arbitrable hereunder upon which such other party may desire a decision. The Board shall give ten (10) days written notice of the time and place of hearing to the respective parties, and shall determine questions submitted to it for arbitration, and make its decision and award in writing. Arbitration proceedings shall be held in Kingsport, Tennessee, in matters dealing solely with the Eastman Facility, and in Charleston, West Virginia with respect to all other matters. The decision and award of a majority of the arbitrators shall be final, conclusive and obligatory upon the said parties to this agreement, their successors and assigns, and without appeal, and each party hereto agrees to abide by and comply with every such decision and award. Judgment on the award of the Board may be entered and enforced by a court of competent jurisdiction. Those costs of each party in connection with any such arbitration shall in the first instance be paid by such party but if such party substantially prevails therein it shall be reimbursed therefor by the other party, and this question of costs shall in each case be determined by the Board when it renders its decision on the question or questions submitted to it. Notwithstanding the requirement to arbitrate any dispute, any party may apply to a court for interim measures such as injunctions, attachments and conservation orders, which measures may be immediately enforced by court order. Any decision with respect to such interim measures shall promptly be referred to the Board for review and final decision.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers duly authorized as of the date first written above.

A. T. MASSEY COAL COMPANY, INC.
By: /s/ Larry E. Palmer Name: Larry E. Palmer Title: Vice President - Taxation

MARTIN COUNTY COAL CORPORATION
d/b/a COAL HANDLING FACILITY, INC.
By: /s/ Larry E. Palmer Name: Larry E. Palmer Title: Assistant Secretary

TENNESSEE CONSOLIDATED COAL CO.
By: /s/ Michael Bauersachs Name: Michael Bauersachs Title: President

TENNESSEE ENERGY CORP.
By: /s/ Michael Bauersachs Name: Michael Bauersachs Title: President

ROAD FORK DEVELOPMENT COMPANY, INC.
By: /s/ Larry E. Palmer Name: Larry E. Palmer Title: Assistant Secretary

PENN VIRGINIA RESOURCE PARTNERS, L.P.
By: PENN VIRGINIA RESOURCE GP, LLC, its general partner
By: /s/ Keith D. Horton Name: Keith D. Horton Title: President

LOADOUT LLC
By: /s/ Keith D. Horton Name: Keith D. Horton Title: President